UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 15, 2006

PARADISE MUSIC & ENTERTAINMENT, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-12635	13-3906452
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2637 East Atlantic Boulevard, #133, Pompano Beach, Florida	33062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	888-565-3259

122 East 42nd Street, New York, New York 10168
(Former Name or Former Address, if Changed Since Last Report

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 15, 2006, Mr. Kelly Hickel resigned his positions as a director and as chairman, president, chief executive officer, treasurer, and secretary of Paradise Music & Entertainment, Inc. (the "Company"), effective at the close of business on June 15, and Mr. Winston "Buzz" Willis resigned his positions as a director and as a vice president of the Company, effective at the close of business on June 15, 3006. Mr. Willis also resigned his positions as chief executive officer and president of All Access Entertainment Management Group, Inc., a subsidiary of the Company. Mr. Hickel and Mr. Willis each plan to devote his attention to other business interests. The Company's sole remaining director, Mr. Richard Rifenburgh, has taken over all responsibilities of Mr. Hickel.

Richard P. Rifenburgh has served as the Company’s vice chairman and a director since July 2001. He has served as Chairman of the Board of Moval Management Corporation since 1968. Moval Management Corporation is a management consulting firm that specializes in restoring companies in financial distress. From February 1989 until May 1991 Mr. Rifenburgh served as chairman of the board and chief executive officer of Miniscribe Corporation, a publicly-held holding company and manufacturer of computer disc drives. From 1987 to 1990 he was a General Partner at Hambrecht and Quist Venture Partners, a venture capital organization. From 1988 to 1990 he was chairman of the board and chief executive officer of Ironstone Group, Inc., and a publicly-held company. From 1996 to 2002 he served on the board of directors of Tristar Corporation, a publicly-held manufacturer of cosmetics and fragrances that filed for bankruptcy in 2001. From 1992 to 2001 Mr. Rifenburgh served as a director of Concurrent Computer Corporation, which is a publicly reporting company. Mr. Rifenburgh is also chairman of the board of Directors of St. George Crystal Ltd., a major manufacturer of fine quality crystal products.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereto duly authorized.

PARADISE MUSIC & ENTERTAINMENT, INC.

Date:	June 20, 2006	By:	/s/ Richard P. Rifenburgh
Richard P. Rifenburgh
Chairman and President